EXHIBIT 10.1

Amendment No. 1 to Employment Agreement

THIS AMENDMENT NO. 1 to the Employment Agreement (the “Agreement”), dated December 19, 2012, by and between Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Allscripts”), and Paul M. Black (“Executive”), is effective as of October 1, 2015.

WHEREAS, Allscripts and Executive previously entered into the Agreement and now mutually wish to amend certain terms contained therein.

NOW THEREFORE, in consideration of the foregoing premises, it is agreed by and between the parties as follows:

1. Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.Term.

The term of Executive’s employment by Company under this Agreement (the “Employment Period”) shall commence on the Effective Date and shall continue in effect through the sixth (6th) anniversary of the Effective Date, unless earlier terminated as provided herein. Thereafter, unless Company or Executive shall elect not to renew the Employment Period upon the expiration of the initial term or any renewal term, which election shall be made by providing written notice of nonrenewal to the other party at least ninety (90) days prior to the expiration of the then current term, the Employment Period shall be extended for an additional twelve (12) months. If Company elects not to renew the Employment Period at the end of the initial term or any renewal term, such nonrenewal shall be treated as a termination of the Employment Period and Executive’s employment without Cause by Company for the limited purpose of determining the payments and benefits available to Executive under this Agreement and any equity award (e.g., Executive shall be entitled to the severance benefits set forth in Section 4.5.1). If Executive elects not to renew the Employment Period, such nonrenewal shall constitute a termination of Executive’s employment and the Employment Period by Executive without Constructive Discharge, and Executive shall only be entitled to the payments and benefits set forth in Section 4.5.4.

2.

Executive and Company understand and agree that (1) in connection with the extension of the term of Executive’s employment pursuant to this Amendment, the Board of Directors of the Company has determined that the Executive will hold the office of the Chief Executive Officer of the Company and that Richard J. Poulton will hold the office of the President of the Company, and (2) the removal of

Executive from the office of President of the Company is not a material diminution in or other substantial adverse alteration in the nature or scope of Executive’s responsibilities with the Company, and further understand and agree that such removal will not entitle Executive to terminate his employment for “Constructive Discharge” as described in Section 4.4 of the Agreement.

3.	All other provisions of the Agreement remain in full force and effect.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day and year first above written.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. By: /S/ BRIAN P. FARLEY Name: BRIAN P. FARLEY Title: GENERAL COUNSEL AND CORPORATE SECRETARY
/S/ PAUL M. BLACK Paul M. Black

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